EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of March 1, 2001 ("Agreement") between **Optionable, Inc.**, a corporation ("Employer"), **Mark Nordlicht**, an individual ("Nordlicht") and **Kevin P. Cassidy**, an individual ("Employee").

W I T N E S S E T H:

WHEREAS, Employer wishes to employ Employee as a Managing Director; Nordlicht wishes that Employee accepts such employment; and Employee wishes to be so employed;

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1. Employment. Employer agrees to employ Employee and Employee accepts employment with Employer, on the terms and conditions set forth in this Agreement.

2. Term of Employment. Employee's employment under this Agreement shall be for a term of five (5) years commencing on the date first above written and ending February 28, 2006 (the "Term of Employment") unless terminated earlier as provided in Section 6. Upon expiration of the Term, if the parties have not agreed in writing to renewal or modification of this Agreement, it shall terminate.

3. Duties During Employment. Employee shall be employed by Employer during the Term of Employment as a Managing Director. Employee shall as soon as possible after the execution of this Agreement be elected a Director of Employer and will hold such position during the Term of Employment.

In carrying out his duties under this Agreement, Employee shall have such powers and duties usually incident to the office of Chief Executive Officer. Employee shall have authority to do such acts and to make such contracts as are necessary or proper to carry on the business of Employer.

Employee agrees that he shall devote no less than eighty (80%) percent of his working time to the affairs of Employer. However, it is expressly acknowledged that, subject to the preceding sentence, Employee shall be permitted to continue to be active in and pursue other business activities (now existing and future ones) provided, that while employed by Employer he shall not engage in any other "Over-the-Counter" ("OTC") business other than Employer's. Moreover, Employee, subject to the first sentence of this paragraph, may engage in personal activities of a civic, charitable or educational nature and may manage his personal investments.

4. Place of Performance.

Employee's place of employment shall be New York, New York ("Place of Performance") and shall not be changed without Employee's written permission.

5. Compensation.

(a) Employee's annual salary during the Term of Employment shall be $500,000 per annum (gross) commencing on the date first above written, and payable in accordance with Employer's regular payroll policies ("Base Salary"). The Employee's Base Salary may be reviewed by the Board of Directors during the Term of Employment in a manner, and at a time, consistent with other senior executives of Employer. However, Employee's Base Salary, if it is to be adjusted, shall only be increased and, as increased, may not be decreased during the Term of Employment.

(b) Employee will be eligible to receive an annual discretionary bonus in an amount determined by the Board of Directors.

(c) Employee shall be entitled to paid annual vacation, personal leave and holidays during each calendar year during his employment in accordance with the policies of Employer. Employee will also participate in health, welfare, stock option and pension plans and any other employee benefit plan maintained by Employer on the same basis as such benefits are generally available to similarly situated employees of Employer.

(d) Employer will advance to or reimburse Employee for all reasonable travel and entertainment and other reasonable expenses incurred by the Employee in connection with the performance of his services under this Agreement upon submission of receipts in accordance with Employer's customary policy.

6. Early Termination. This Agreement may be terminated by either party before the expiration of the Term of Employment upon the terms and conditions set forth in this Section 6.

(a) If Employee resigns his employment under this Agreement without Good Reason or if Employer terminates his employment for Cause, Employer shall have no financial obligation to Employee except to pay his Base Salary through the date of termination and continue his employee benefits through such date. Employer shall give Employee written notice of a termination for Cause, and Employee shall give written notice to Employer of a termination by him for Good Reason. For purposes of this Agreement "Cause" shall mean (i) the Employee's willful misconduct in the performance of his duties hereunder, provided that Employer shall have given written notice of such willful misconduct to Employee and Employee shall not have substantially cured such willful misconduct within fifteen (15) days after his receipt of such notice; (ii) a non-appealable conviction of a felony in the conduct of the business of Employer; or (iii) issuance of a final consent decree, cease-and-desist or similar order against Employee prohibiting Employee from engaging in the securities and/or commodities business. For purposes of this Agreement "Good Reason" shall mean the occurrence of any of the following: (A) Employer shall have materially defaulted in its obligations hereunder; (B) a material diminution in Employee's title, authority, or responsibilities, or (C) a change in Employee's Place of Performance without Employee's consent.

(b) If Employer terminates this Agreement without Cause, or if Employee terminates this Agreement with Good Reason, then Employer shall pay Employee, in a lump

sum, all earned but unpaid Base Salary as of the date of termination and an additional nine months Base Salary.

(c) If Employee becomes incapable by reason of death or Disability of performing his duties under this Agreement, Employer will pay to him, or to a person duly authorized to act on his behalf or to his estate, an amount in lump sum that shall be the sum of (i) any unpaid Base Salary accrued to the date of termination. Payment of such amount shall satisfy all obligations of Employer to Employee under this Agreement, but Employee's employment hereunder shall continue for the duration of the condition that occasioned the Disability and he shall continue to receive medical, disability and other benefits pursuant to Section 5 for such period, after which his employment for all purposes shall cease. For purposes of this Agreement "Disability" shall mean the inability of Employee, by reason of physical or mental illness or injury, to substantially perform his duties hereunder for a period of time exceeding 180 days in the aggregate during any period of twelve consecutive months. Employer shall give Employee or a person duly authorized to act on his behalf written notice of a termination based on Disability.

(d) Employee shall have no duty to mitigate with respect to any payments due pursuant to this Section 6 by seeking or accepting other employment. Moreover, should Employee seek and accept other employment no monies payable to Employee by a subsequent employer shall be used as an offset to any monies owed under this Agreement to the Employee by Employer.

7. Post Employment Restrictions. Regardless of the reason for the termination of Employee's employment with Employer, Employer acknowledges that there are no restrictions on Employee's post-employment activities, except as follows: Employee covenants and agrees that for a period of nine (9) months after his employment terminates for reasons other than the expiration of the Term of Employment, Employee will not engage in an electronic OTC business in competition with Employer.

8. Liquidated Damages. Employee and Employer agree that Employer would suffer serious damage to its business should Employee resign his employment under this Agreement without Good Reason, or should Employer terminate Employee's employment under this Agreement for Cause, within thirty (30) months of the date of this Agreement, and that such damage is difficult and impractical to calculate. Accordingly, Employee agrees that should he resign his employment under this Agreement without Good Reason, or should Employer terminate his employment under this Agreement for Cause, within thirty (30) months of the date of this Agreement, Employee shall pay to Employer as liquidated damages an amount equal to nine (9) months' Base Salary, or $375,000.

9. Governing Law. This Agreement is governed by and is to be construed and enforced in accordance with the laws of the State of New York and any disputes arising hereunder must be brought in the City of New York, State of New York.

10. Notices. All notices required to be given under this Agreement shall be in writing and shall be deemed effective when delivered in person, by facsimile transmission and overnight mail service or by certified U.S. mail, addressed, in the case of Employee, to him at his

residential address as reflected in the Employer's personnel records or, in the case of Employer, to 225 Broadway, Suite 1607, New York, New York 10007, or to such other address as Employee or Employer may designate in writing to the other party.

11. Staffing

Employer shall have the power and authority to retain additional staff should he determine that such additional staff would be useful to Employer.

12. Miscellaneous.

(a) This Agreement contains the entire understanding between the parties and supersedes all other oral and written agreements between them. This Agreement may be amended only by a subsequent written agreement signed by Employee and Employer.

(b) No waiver by either party of or failure to assert any provision or condition of this Agreement by him or it to be performed or right to be exercised shall be deemed a waiver of such or similar or dissimilar provisions and conditions or rights at the same time or any prior or subsequent time.

(c) This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their heirs, successors, assigns and personal representations. In no event may Employee assign any rights or duties under this Agreement and in no event may Employer assign any rights or duties under this Agreement without the written authorization of Employee, provided, however, that Employer may assign its rights under this Agreement in connection with any merger, consolidation or sale of substantially all of its assets.

(d) No provision of this Agreement is to be interpreted for or against any party because that party or party's legal representatives drafted it.

(e) Until such time that Employer secures additional financing of five million ($5,000,000) dollars (in the aggregate), Nordlicht shall personally guarantee all financial obligations of Employer under this Agreement to Employee. Upon the event of Employer securing such financing, Nordlicht shall no longer be a personal guarantor.

(f) Employer shall indemnify Employer against any liability, loss or expense, including reasonable attorneys' fees ("Loss") (Employee shall have the right to choose such attorneys subject to the approval of Employer which shall not be unreasonably withheld) incurred by him, as a result of any claim relating to or arising out of the performance of duties pursuant to this Agreement, provided ,however, that if it is determined that the Loss arose as a result of Employee's willful misconduct or gross negligence, then Employee shall not be entitled to indemnification for such Loss and Employee shall be required to promptly return to Employer any amounts paid by Employer pursuant to this Section 12(f).

(g) Employer agrees to reimburse Employee for his attorneys fees incurred in the negotiating and drafting of this Agreement, up to a maximum of four thousand ($4,000) dollars.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the year and day first above written.

Optionable, Inc.

By: Mark Nordlicht
Name: Mark Nordlicht
Title: CHAIRMAN

Kevin P. Cassidy

K. P. Cassidy

Mark Nordlicht, only as to Section 12(e)

Mark Nordlicht